Exhibit 10.1

EXECUTION COPY

CHRISTOPHER J. LAFOND

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is made by and between Christopher J. Lafond (“Employee”) and Gartner, Inc. (the “Company”) (jointly referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee is employed by the Company as its Executive Vice President & Chief Financial Officer;

WHEREAS, Employee has agreed to comply with all of the terms and conditions of the Company’s Agreement Regarding Certain Conditions of Employment, as amended, including (without limitation) the confidentiality and post-employment termination provisions contained therein (the “Confidentiality Agreement”);

WHEREAS, Employee’s employment with the Company shall terminate on June 30, 2014 (the “Termination Date”);

WHEREAS, Employee holds equity awards granted under, and subject to, the terms and conditions of the Company’s 2003 Long-Term Incentive Plan (the “Plan”) and the related equity award agreements (collectively with the Plan, the “Stock Agreements”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of, or in any way related to Employee’s employment with, or separation from, the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Consideration.

a. Continuing Employment. The Company shall continue to employ Employee on an at-will basis, up to and including the Termination Date, and shall continue to pay Employee his base salary in accordance with the Company’s regular payroll practices up to and including the Termination Date. Employee shall continue to comply with his Confidentiality Agreement as well as all other Company policies. During his employment with the Company, Employee shall continue to be eligible to participate in all benefits and incidents of employment, including the Company’s health insurance plan, and he shall continue to accrue paid time off (PTO). In addition, until the Termination Date, Employee shall continue to vest in Employee’s outstanding equity awards on the same terms, schedule and conditions as set forth in the Stock Agreements. The Stock Agreements

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remain in full force and effect and shall continue to govern such equity awards, except as provided by this Agreement (including, but not limited to, Section 3).

b. Cash Severance. If: (i) Employee signs this Agreement within 21 days of receiving this Agreement, (ii) Employee does not revoke this Agreement within 7 days after signing the Agreement, and (iii) Employee does not breach this Agreement (including, without limitation, the penultimate sentence of this Section 1.b. and the entirety of Sections 12 and 13 below); the Company will pay to Employee the following as cash severance, less applicable payroll tax and other withholdings: (A) continued payment of Employee’s final annual base salary of $535,917 for a period of 12 months ending May 31, 2015, which payments will be made in installments in accordance with the Company’s standard payroll practices, (B) a lump sum payment of $20,000, which amount will be paid within 60 days of the Termination Date, and (C) a lump sum payment of $3,400,000, which amount will be paid on May 31, 2015. As provided in Section 27 and in all events subject to Section 16, each installment of the cash severance payments provided in Section l.b.(A) shall constitute a separate payment and, consequently, the installments paid by March 15, 2015 shall constitute a short-term deferral exempt from Code Section 409A; the remaining installments shall be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). For the avoidance of doubt, if, during the Restraint Period, Employee engages in a Competitive Act within the Non-Compete Area (as such terms are defined in Section 13 below), and/or during the Restraint Period, breaches Section 8, 9, 12 or 13 below, the obligation to pay any and all cash severance set forth in this Section 1.b. not yet paid to Employee shall immediately cease and no further cash severance shall be paid. Employee’s receipt of any payments or benefits under this Section 1.b is conditioned on Employee signing and not revoking a supplemental release of claims as of the Termination Date, which supplemental release shall cover the same claims and issues as Sections 4 and 5 of this Agreement (except that the supplemental release also will cover the period through the Termination Date). Upon the consummation of a change of control of the Company (within the meaning of Code Section 409A), the payments contemplated under this Section 1.b. will be accelerated and paid within 10 business days of such consummation, but only if and to the extent that such acceleration does not result in adverse consequences to the Company.

c. Benefits. Employee’s health insurance benefits shall cease on May 31, 2014, subject to Employee’s right to continue, at his own expense, his health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA). Except as otherwise provided herein, Employee’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, paid time off, severance, change of control, retention and vesting (including, but not limited to, vesting of equity awards), shall cease as of the Termination Date.

d. Office and Systems Access. Until the Termination Date, Employee will continue to have access to his office and to his Company email account and other ordinary course office services, as reasonably determined by the Company.

e. Fiscal Year 2014 Bonus. Employee shall not be eligible to receive any payment, or partial payment thereof, with respect to any of the Company’s Fiscal Year 2014 bonus

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programs, plans or other arrangements pursuant to which Employee was or may have been eligible prior to his Termination Date.

2. Payment of Salary and Other Compensation and Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee as of the time he executes this Agreement. The Company will, 30 days after the Termination Date, pay to Employee in a lump sum any unused Paid Time Off accrued by Employee as of the Termination Date (but not to exceed $51,530).

3. Termination of Stock Agreements and Severance Plan Participation. Upon the Effective Date of this Agreement, the Stock Agreements shall be null and void and of no further force and effect. Employee acknowledges and agrees that Employee is not entitled to any vesting, payments or other benefits under any Stock Agreement and/or under the Plan. Employee also acknowledges and agrees that he is not (and will not become) entitled to any payments or benefits under the Company’s Severance Plan.

4. Release of Claims. Employee agrees that the consideration set forth in this Agreement represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on behalf of himself and his heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.	any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.	any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.	any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or
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prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.	any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Secs. 46a-60 et seq., and the Connecticut Wage and Hour Law, Conn. Gen. Stat. Secs. 31-70 et seq. and all applicable anti-discrimination, anti-retaliation, wage and hour and/or other employment laws of any state of the United States;

e.	any and all claims for violation of the federal or any state constitution;

f.	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.	any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to: (1) any obligations incurred under this Agreement; (2) Employee’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or comparable state agency against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company); (3) claims that as a matter of law cannot be released without judicial or governmental supervision; or (4) the proceeds due from any vested, outstanding stock appreciation rights that, subject to the terms of the applicable Stock Agreement, are exercised before expiration of the stock appreciation right.

5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this

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waiver and release is in addition to anything of value to which Employee was already entitled. Employee is advised to consult with an attorney about this Agreement prior to executing this Agreement. Employee acknowledges that (a) he has twenty-one (21) days from receipt of this Agreement to consider this Agreement; (b) he has seven (7) days after his execution of this Agreement to revoke his execution of this Agreement; (c) this Agreement shall not be effective until after the revocation period has expired; and (d) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee executes this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the Company’s President and Chief Executive Officer that is received prior to the Effective Date of this Agreement.

6. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

7. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. However, in the event of a conflict between this Agreement and the Confidentiality Agreement, the applicable provisions of this Agreement shall govern. Employee’s signature below constitutes his certification that he has returned to the Company all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company. Employee hereby grants consent to notification by the Company to any new employer about Employee’s obligations under this section. Employee represents that he has not to date misused or disclosed the Company’s trade secrets and confidential and proprietary information to any unauthorized party.

8. Cooperation. Employee agrees that he shall not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance. Employee agrees that Employee shall provide reasonable (in light of Employee’s then current employment circumstances) cooperation and

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assistance to the Company in the resolution of any matters in which Employee was involved in during the course of Employee’s employment (including but not limited to assistance with any issues associated with transitioning Employee’s duties), or about which Employee has knowledge, and in the defense or prosecution of any investigations, audits, claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any investigations, audits, claims or actions involving or against its officers, directors and employees. Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to consult with the Company regarding matters in which Employee has been involved or has knowledge; to assist the Company in preparing for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any investigation, audit, litigation or other legal proceeding affecting the Company. Employee agrees to keep the General Counsel of the Company apprised of his current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company in connection with this Section. Where Employee’s cooperation requires travel, the Company will purchase and provide airline tickets to the Employee, and will select, reserve and pay directly the expenses of Employee’s lodging. Employee shall be reimbursed for any other documented and reasonable costs and expenses incurred in connection with providing such cooperation under this Section, within thirty (30) business days following his submission of documentation of such costs and expenses to the Company. The parties agree that a breach by Employee of the terms of this Section 8 will not entitle the Company to withhold or recover the payments set forth in Section 1.b., provided that the Company shall be entitled to seek and obtain all other available remedies for such breach.

9. Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company will instruct the members of the Company’s Board of Directors and of the Company’s Operating Committee, and the direct reports of Employee as of May 1, 2014 to refrain from any disparagement, defamation, libel, or slander of any of Employee, and also to refrain from any tortious interference with the contracts and relationships of Employee. Employee shall direct any inquiries by potential future employers to Lewis G. Schwartz, General Counsel or, in his absence, to Robin B. Kranich, Global Head of Human Resources, (or their successors in such Company positions) who shall, unless requested by Employee, provide only the Employee’s last position and dates of employment.

10. Breach. Employee acknowledges and agrees that any material breach of this Agreement or the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease paying the cash severance paid or scheduled to be paid to Employee under Section 1(b) above, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA or as otherwise provided by law. Except as provided by law, including for a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, Employee shall also be responsible to the Company for all damages incurred by the Company in (a) enforcing Employee’s

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obligations under this Agreement or the Confidentiality Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of the terms of this Agreement. Additionally, the parties agree that the Company would suffer irreparable damage in the event that Employee breaches any of the non-competition covenants contained in this Agreement and that the Company shall be entitled to enforce specifically such covenants, this being in addition to any other remedy to which the Company may be entitled.

11. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

12. Non-Competition. Employee agrees that, during the Restraint Period, for any reason, the Employee will not engage in any Competitive Act within the Non-Compete Area. For purposes of this Agreement, “Competitive Act” (independently and collectively) shall mean any instance of (a) the development, marketing or selling of, or assisting others to develop, market or sell, research and/or advisory services in the areas of information technology, supply chain management, and/or digital marketing, regardless of the manner in which such research and/or advisory services are provided, or (b) the solicitation, directly or indirectly, of the Company’s clients or known prospects for the purposes of developing, digital marketing or selling the products or services referred to in clause (a), by Employee (whether as a consultant, analyst, sales person, independent contractor, agent, independent business venturer, partner, member, employee or otherwise). “Non-Compete Area” shall mean any jurisdiction or location in which the Company conducts business, including Europe, North America, the USA, the United Kingdom, Australia, Asia, Asia-Pacific & Japan, Middle East, Central and South America, or Africa. “Restraint Period” shall mean the period from the Termination Date through and including June 30, 2018. During the Restraint Period, Employee will notify (in writing and not less than 72 hours in advance) the Company’s General Counsel if he intends to become an employee or other service provider (for example, but not by way of limitation, as a consultant, analyst, sales person, independent contractor, agent, independent business venturer, partner or member). Employee agrees that the restrictions in this Section 12 will apply as if they consisted of several separate, independent and cumulative covenants and restraints. Employee further agrees that if any separate covenant and restraint described in this Section 12 is unenforceable, illegal or void, that covenant and restraint is severed and the other covenants and restraints remain in full force and effect. It will not be a violation of this Agreement for Employee to take an accounting and finance position with an entity that derives a portion (but less than a majority) of its revenues from Competitive Acts, provided that Employee does not engage in operational or strategic activities related to such Competitive Acts and or the portion of the New Entity related thereto. It also will not be a violation of this Agreement for Employee to take a senior executive position with an entity (the “New Entity”) so long the New Entity itself does not engage in any Competitive Act, it being understood that affiliated corporations of the New Entity may engage in Competitive Acts but only if both the group of affiliated entities that includes the New Entity

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derives less than a majority of its revenues from Competitive Acts and the Employee does not engage in any operational or strategic activities related to such Competitive Acts. For the period July 1, 2017 through June 30, 2018, only the following entities and their successors will be deemed to be engaged in Competitive Acts: Forrester, CEB Towergroup, IDG (inclusive of IDC), Informa (inclusive of Ovum and Datamonitor), The Advisory Board Company (ABCO), IHS, Info-Tech Research, ISG (Information Services Group), The 451 Group (inclusive of Yankee, Uptime Research, etc.), and SCM World (Supply Chain).

13. Non-Solicitation and No-Hire. Employee agrees that for the duration of the Restraint Period, Employee shall not directly or indirectly solicit, induce, hire, recruit or encourage any of the Company’s employees, agents or contractors to leave their employment or engagement with the Company, whether on Employee’s own behalf or on behalf of any other person or entity. General mass solicitations of employment that are not directed at the Company or any employee(s) of the Company shall not be prohibited by this Section 13.

14. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation, negotiation and execution of this Agreement. However, within 60 days after this Agreement becomes effective (including, for the avoidance of doubt, the expiration of any revocation period), and following the receipt of a sufficiently detailed invoice, the Company will reimburse Employee’s reasonable attorney fees (but in no event will the Company’s liability under this sentence exceed $15,000).

15. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN STAMFORD, CONNECTICUT, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CONNECTICUT LAW AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CONNECTICUT LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CONNECTICUT LAW, CONNECTICUT LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING PROVISIONAL OR PERMANENT INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER

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OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.

16. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is solely responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments related to such taxes (including but not limited to under Section 409A). Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

17. Authority. The Company represents and warrants that the Company’s signatory below has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through his to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

19. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision, except that if Section 4, 5, 12 or 13 above is held to be illegal, unenforceable, or void, then the Company at its option may declare the entire Agreement to be void and recover all consideration paid, and the reasonable value of all consideration provided, under it.

20. Attorneys’ Fees. Except with respect to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

21. Entire Agreement. This Agreement, the Confidentiality Agreement, and the Stock Agreements, represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersede and

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replace any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company. To the extent that there is any conflict or inconsistency between this Agreement and the Confidentiality Agreement, this Agreement shall govern.

22. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s President and Chief Executive Officer.

23. Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, without regard to choice-of-law provisions.

24. Effective Date. Employee understands that this Agreement shall be null and void if not executed by his within twenty one (21) days. Each Party has seven (7) days after that Party executes this Agreement to revoke it. This Agreement shall become effective on the eighth day after it has been signed by both parties, provided that it has not been revoked by either Party before that date (the “Effective Date” of this Agreement).

25. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

26. Confidentiality of Agreement. Employee understands that this Agreement likely will be publicly filed with the Securities and Exchange Commission or otherwise made public by the Company. Until that time, Employee shall not disclose to others the existence of this Agreement, the contents or terms of this Agreement, or the consideration provided by the Company pursuant to this Agreement, except that Employee may disclose such information to his spouse or domestic/civil union partner and to his attorney or certified public accountant (in order for such individuals to render personal services to Employee), provided that such individuals agree to keep such information confidential. In the event such agreement is not obtained from such individuals, Employee may not disclose such information to those individuals before this Agreement is made public by the Company without breaching this Agreement. Nothing in this Section 26, or elsewhere in this Agreement, is intended to prevent or prohibit Employee from (a) providing information regarding Employee’s former employment relationship with the Company, as may be required by law or legal process; or (b) cooperating, participating or assisting in any government entity investigation or proceeding. Because the confidentiality of this Agreement is of particular importance to the Company, in the event that Employee discloses the fact and terms of this Agreement before the Agreement is made public by the Company in breach of this Section 26, Employee will forfeit the right to all cash severance under this Agreement, and if some or all of the cash severance already has been paid to Employee, Employee shall be obligated to pay it back immediately.

27. Internal Revenue Code Section 409A.

a. The severance payments and benefits under this Agreement are intended to comply with, or be exempt from the requirements of “Section 409A” (as defined below) so that none of them will be subject to the additional tax imposed under Section 409A, and any ambiguities or

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ambiguous terms in this Agreement shall be interpreted to be so exempt or otherwise comply with Section 409A. If and to the extent necessary to avoid subjecting Employee to an additional tax under Section 409A, and if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then the “Deferred Payments” (as defined below) that are otherwise payable within the first six (6) months following Employee’s separation from service shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6)-month anniversary of his termination, then any payments delayed in accordance with this Section 27(a) shall be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. See Section 16 of this Agreement regarding Employee’s responsibility for the payment of taxes.

b. Notwithstanding anything to the contrary in this Agreement, no Deferred Payments shall become payable under this Agreement until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall be payable until Employee has a “separation from service” within the meaning of Section 409A.

c. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and official guidance promulgated thereunder, as each have been or may be amended from time to time. For purposes of this Agreement, “Deferred Payments” means any severance pay or benefits to be paid or provided to Employee (or Employee’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits payable to Employee (or Employee’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

28. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

a.	he has read this Agreement;

b.	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

c.	he understands the terms and consequences of this Agreement and of the releases it contains; and
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d.	he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: June 2, 2014.	CHRISTOPHER J. LAFOND

/s/ Christopher J. Lafond
Christopher J. Lafond

Dated: June 3, 2014.	GARTNER, INC.

By: /s/ Lewis G. Schwartz
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